Exhibit 3.10

FIRST AMENDMENT

This First Amendment (the “Amendment”) to the Operating Agreement of POINTE WEST ONCOLOGY, LLC (the “Company”) dated as of January 9, 2003 (the “Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement) is made and entered into as of September 1, 2004 by OnCURE Medical Corp. and MICA FLO II, Inc., the sole members of the Company (the “Members”).

W I T N E S S E T H :

WHEREAS, in connection with that certain Credit Agreement, dated as of September 1, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, each of the Members, FROG OnCure Southside, L.L.C., JAXPET/Positech, L.L.C., Manatee Radiation Oncology, Inc., Mission Viejo Radiation Oncology Medical Group, Inc., Radiation Oncology Center, LLC, U.S. Cancer Care, Inc. (“USCC”), JAXPET, LLC (“JAXPET”), USCC Acquisition Corp., USCC Florida Acquisition Corp (“USSC Florida”), USCC Healthcare Management Corp., and Men-ill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., the Members desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.             Amendment.  The Agreement is hereby amended by adding the following immediately after Section 8.6 of the Agreement:

Section 8.7.  Consent to Transfer to Merrill.  In the event that Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. (together with any successor thereto, “Agent”) exercises its rights and remedies (the “Pledge Rights”) during the existence of an Event of Default (as defined in the Pledge Agreement (as defined below)) under and in accordance with that certain Ownership, Pledge, Assignment and Security Agreement among each of the Members, USCC, USCC Florida, JAXPET and Agent (the “Pledge Agreement”), delivered in connection with the Credit Agreement, notwithstanding anything contained in this Agreement to the contrary, all restrictions on transfer and assignability of any Member’s interests in the Company shall be inapplicable, and of no force and effect, as to any transfer of any interests in the Company to Agent (or any nominee affiliate, successor, assignee or transferee thereof) in accordance with the Pledge Agreement.

2.             Continuing Effect of the Agreement.  Except as expressly amended or modified hereby, the provisions of the Agreement are and shall remain in full force and effect and are hereby ratified and confirmed.

3.             Applicable Law.  This Amendment shall be construed in accordance with, and governed by, the internal laws of the State of Delaware as applied to contracts made and to be performed entirely within the State of Delaware.

4.             Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year set forth above.

Members:

ONCURE MEDICAL CORP.

By:	/s/ Jeffrey A. Goffman
Name: Jeffrey A. Goffman
Title: President

MICA FLO II, INC.

By:	/s/ Jeffrey A. Goffman
Name: Jeffrey A. Goffman
Title: President